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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT AUDITORS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated April 19, 2001 pertaining to the consolidated financial statements of Check Solutions Company (the "Company," a New York general partnership) for the three months ended March 31, 2001 and for the years ended December 31, 2000 and 1999, which has been previously included in the Form 8-K filed by Carreker Corporation ("Carreker") with the Securities and Exchange Commission on April 18, 2002, in this Registration Statement on Form S-3 of Carreker with the Securities and Exchange Commission on April 19, 2002. It should be noted that we have not audited any financial statements of the Company subsequent to March 31, 2001 or performed any audit procedures subsequent to the date of our report.

/s/ ARTHUR ANDERSEN, LLP


Memphis, Tennessee
April 19, 2002